[ViewSonic Sarl Letterhead]
Private & Confidential

WITHOUT PREJUDICE: SUBJECT TO CONTRACT

Dated

VIEWSONIC SARL

And

JAN JENSEN

Compromise Agreement

NORTON ROSE

Contents

Clause		Page

1	Definitions	3

2	Termination	3

3	Severance Payment	4

4	Tax indemnity	4

5	Secrecy	5

6	Confidential Information and Covenants	5

7	Company property	6

8	Breach of agreement and compensation payable to the Employee	6

9	Settlement	7

10	Warranty	7

11	Miscellaneous	8

12	Whole agreement	8

Schedule 1 Certificate of Adviser		10

THIS AGREEMENT is dated                                      2008 and is made

BETWEEN:

(1)	Viewsonic SARL, Parc des Barbanniers, 1 allée des Bas Tilliers, 92230 Gennevilliers, France, registration number Nanterre 404 220 139, (“the Company”), and

(2)	Jan Jensen of 468A Vedbaek Strandvej, 2950 Vedbaek, Denmark (the “Employee”).

WHEREAS:

(A)	The Employee has been hired by the Company with a commencement date of 18 October 2004, and was appointed as Director pursuant to an employment contract dated 10 January 2006.

(B)	On 26 November 2007 ViewSonic Corporation announced a reorganization of its European operations.

(C)	In order to settle any potential dispute arising out of this reorganization, the Employee and the Company have agreed to compromise on the terms and conditions as follows.

(D)	The Company is entering into this agreement for itself.

IT IS AGREED as follows:

1	Definitions

1.1	In this Agreement references to specific clauses are references to clauses in this Agreement unless otherwise stated and:

“Associated Company” means an associated company (within the meaning of section 416(1) Income and Corporation Taxes Act 1988) of any of the Companies.

 “Employment” means the Employee’s employment with the Company, the terms of which are set out in the Employment Contract.

“Employment Contract” means the service agreements entered into between the Company and the Employee respectively which is dated 10 January 2006.

“Severance Payment” means the payment more particularly described in clause 3.

“Termination Date” means the date more particularly described in clause 2.1.

2	Termination

2.1	The Employee’s employment with the Company under the terms of the Employment Contractwill terminate on 5 January 2008 (“the Termination Date”).

2.2	Upon his request, the Employee has been released from performing his notice period. As a consequence, no payment shall be owed to him in relation to this notice period.

3	Severance Payment

3.1
Subject to the Employee’s compliance with his obligations under this Agreement, the Company shall pay to the Employee and without admission of liability the gross amount of €269 551 (two hundred and sixty nine thousand, five hundred and fifty one euros) (the “Severance Payment”).

3.2
It is expressly agreed that this Severance Payment is inclusive of all and any indemnities owed upon termination as provided by the law, the applicable collective agreement, and the Employment Contract, including any accrued holidays.

3.3
The Employee acknowledges that this amount is in compensation for loss of office and termination of Employment, and all the prejudice, damages, claims or rights of action whatsoever having arisen or likely to arise out of the performance and/or the termination of the Employment.

3.4
Any liability to tax or social contribution on the Severance Payment and on any other benefits provided to the Employee pursuant to this Agreement shall be the Employee’s alone, save that the Company will remain liable to pay Employer’s social security contributions.

3.5	The Severance Payment shall be paid within 14 days of the signature of this Agreement.

4	Tax indemnity

4.1
The Company makes no warranty as to the taxable status of the Severance Payment and benefits and accordingly the Employee undertakes that if any of the Companies or any of their Associated Companies are called upon to account to the French taxation or social security authorities or similar authority in any other jurisdiction for any income tax, Employee’s National Insurance contributions, social security or similar liabilities interest and/or penalties thereon arising in respect of the payments made and benefits provided under this Agreement, (such income tax, Employee’s National Insurance or social security contributions, interest and/or penalties referred to in this Agreement as the “Excess Tax”), and if any of the Companies or any other company pays the Excess Tax to the relevant authority in any jurisdiction, the Employee will, at the written request of such company and provided the Employee has received notification of the amount due within 14 days of the Company or any associated company as may be the case, becoming aware of the claim, immediately pay to such company an amount equal to the Excess Tax (on an after-tax basis) provided that before paying the Excess Tax the Company shall afford the Employee a reasonable opportunity (in the opinion of the Company) to challenge the amount of Excess Tax with the relevant authority.

5	Secrecy

5.1
The Company and the Employee undertake to each other that they will not, whether directly or indirectly, make, publish or otherwise communicate any disparaging or derogatory statements, whether in writing or otherwise, concerning each other, including in the case of the Company or any of its Associated Companies or any of its officers agents or employees.

5.2
The Employee acknowledges that this Agreement will be publicly filed with the U.S. Securities and Exchange Commission (the “SEC”) and will be publicly available on the SEC’s EDGAR system. The Employee further acknowledges that a summary of the terms hereof shall be publicly disclosed in periodic reports filed with the SEC by ViewSonic Corporation, a Delaware corporation.

5.3
The Company and the Employee agree not to make or cause to be made (directly or indirectly) any statement to the media concerning the Employment or its termination by the Company without the prior written consent of the other, as the case may be.

6	Confidential Information and Covenants

6.1
The Employee undertakes not to divulge to, or commercially make use of, for his own benefit or purposes or for the benefit or purpose of any other person, firm, corporation, company, association or business entity, any trade secrets or confidential information (including but not limited to terms of contracts or arrangements, existing and potential projects, financial information regarding customers, clients or suppliers, disputes, business development and/or marketing programmes and plans) belonging to or which relate to the affairs of the Company or any Associated Company or any of its customers, clients or suppliers.

6.2
The Employee also confirms that he will not for a period of 6 months from the Termination Date,  (whether alone or jointly with or as a director, manager, agent, consultant, partner or employee of any person, firm, company or other organisation) directly or indirectly carry on or be engaged in any activity or business in any of the member states of the European Union or Switzerland (the “Restricted Area”) with or for Samsung, LG or Acer or any other firm, company or other organisation in respect of which 40 per cent. or more of its business is engaged or concerned with the supply of visual display units, LCDs, projectors, computer monitors in the Restricted Area. The Company will release any third party, from any non solicitation and/or non-dealing obligations (including, without limitation, clients, prospective clients and employees) in respect of the Employee provided that such third party and the Employee agree to comply fully with the provisions of this clause 6.   This clause 6.2 varies all and any post-termination restraints already set out in the Employment Contract and where there is any inconsistency between the wording of this Agreement and the Employment Contract, the wording of this Agreement will prevail.

6.3
Nothing in this Clause 6 shall prevent the Employee from making a protected disclosure in accordance with law provided that the disclosure is made in accordance with the relevant provisions of such law.

7	Company property

7.1
The Employee represents and confirms that he has returned on or before the Termination Date to the Companies all equipment, records, correspondence, documents, files and other information of any description (whether originals, copies or extracts) belonging or licensed to the Company or any of its Associated Companies and that he has not retained any copies and that he has deleted irretrievably any information relating to the business of the Company on any magnetic or optical disk or memory which is in his possession or control outside the premises of the Company.

7.2
In addition the Employee will provide the Company with all necessary information as will allow such person as the Company may determine to access any computer equipment owned by the Company or any Associated Company and used by the Employee.

8	Breach of agreement and compensation payable to the Employee

8.1
The Employee agrees that if, having entered into this Agreement, the Employee: (a) breaches the provisions of clauses 5 (Secrecy) and/or 6 (Confidential Information and Covenants) and/or the warranties at Clause 10; and/or (b) (on the basis that the Company is entering into this Agreement in reliance upon the warranties given by the Employee at clause 10.1) brings any proceedings (including making complaints to professional or trade or regulatory bodies) relating to the Employment (including its termination) against the Company, any Associated Company or its or their officers, employees or agents; and/or (c) is awarded any compensation or damages by an employment tribunal or civil court,  the Employee will, without prejudice to any other remedies that the Company may have, at the Company’s election forthwith:

8.1.1	repay (or the Company will retain if not at that time already paid) the Severance Payment (less any statutory redundancy payment) to the Company and that sum will be recoverable as a debt; or

8.1.2	pay a sum equivalent to the sum of any compensation or damages awarded to the Employee to the Company.

8.2
In addition, the Employee will indemnify the Company against all costs (legal or otherwise) incurred by the Company in recovering or seeking to recover the Severance Payment from the Employee and/or any compensation or damages awarded to the Employee.

8.3	Nothing in this clause shall prevent the Employee from taking any steps, including the commencement of legal proceedings, to enforce the terms of this Agreement.

9	Settlement

9.1
The Employee acknowledges that he has carefully considered the facts and circumstances relating to the Employment and the termination thereof and that he considers that the payments referred to in this agreement are reasonable in the circumstances. The Employee agrees that he will not institute any proceedings or complaints before an employment tribunal or court in either France or in any other jurisdiction arising out of or in connection with the Employment or its termination.

9.2	The Employee confirms that he is not aware of having any claim for personal injury against the Company or any Associated Company at the date of this Agreement.

9.3	The Employee agrees that the terms of this Agreement are in full and final settlement:

9.3.1	of any claims whether at common law or otherwise and in any jurisdiction in the world including without limitation France and the United States; and

9.3.2
which he may have against the Company or any Associated Company or its or their officers, directors, employees, shareholders or agents arising out of or connected with his Employment or its termination or the Employment Contract or its termination. The Employee hereby agrees that, except for the sums and benefits referred to in this Agreement, no other sums or benefits are due to him from the Company or any Associated Company.

9.4
The Company acknowledges that the terms of this Agreement are full and final settlement of all and any claims of which it or Viewsonic Corporation or its or their officers, directors, employees, stockholders, shareholders, or agents may have against the Employee arising directly out of the Employment or its termination to the extent that the board of the Company is aware of any such claim as at the date of this Agreement.

10	Warranty

10.1	The Employee represents and warrants:

10.1.1
that he has received advice from an independent legal adviser” (“the Adviser”) as to the terms and effect of this Agreement (and in particular its effect on the Employee’s ability to pursue his rights before an employment tribunal or a labour court) and that he will procure that the Adviser forthwith provides a certificate in the form of Schedule 3 to this Agreement and that in such Schedule the name and other relevant details of the Adviser are correctly set out;

10.1.2	that he has raised with the Adviser all facts and issues relevant to the Employment and its termination; and

10.1.3
that the Adviser has advised him that the claims and prospective proceedings listed at clause 9 and Schedule 1 are all of the claims and prospective proceedings that he has against the Company, any Associated Company or their, officers, directors, agents and employees arising out of or in connection with his Employment (including the termination thereof) and that he has no other claim.

10.2
The Employee further warrants that he will on the request of the Company or any Associated Company, assist it or them in any threatened or actual litigation concerning it or them where he has in his possession or knowledge any facts or other matters which the Company or any Associated Company reasonably considers is relevant to such legal proceedings (including but not limited to giving statements/affidavits, meeting with the legal and other professional advisers and attending any legal hearing and giving evidence).  Such assistance will also be given in any internal investigation or any regulatory proceedings.  The Company will reimburse the Employee for reasonable expenses properly incurred by him in giving such assistance.

10.3
The Employee warrants and represents that he has not at any time done or failed to do anything which amounts to a repudiatory breach of any express or implied term of the Employment which would (or would have) entitled the Company to terminate the Employment without notice or payment in lieu of notice.

11	Miscellaneous

11.1	This Agreement shall be governed by and interpreted in accordance with English Law. The parties hereby submit to the jurisdiction of the High Court of Justice in England.

11.2
Subject to any provision which specifically refers to an Associated Company and which is intended to confer benefits on any such Associated Company, no term of this Agreement is enforceable by a person who is not party to it.

12	Whole agreement

12.1
This Agreement sets out the entire agreement between the parties and supersedes all prior discussions between them or their advisers and all statements, representations, terms and conditions, warranties, guarantees, proposals, communications and understandings whenever given and whether orally or in writing.  If signed by all parties to the Agreement it shall then, notwithstanding being marked “without prejudice” or “without prejudice subject to contract” and subject to any written statement to the contrary, be treated as an open and binding agreement.

12.2	The Agreement may not be modified or amended except in writing signed by all the parties.

IN WITNESS whereof this Agreement has been executed the day and year first above written.

SIGNED by Natalia Bikkenina, HR Director	)	/s/ Natalia Bikkenina
for and on behalf of the Viewsonic SARL	)
dated	)

SIGNED by Jan Jensen	)	/s/ Jan Jensen
the Employee	)
Dated	)

Schedule 1
Certificate of Adviser

I confirm that I have given independent legal advice to Jan Jensen as to the terms and effect of the above Agreement and in particular its effect on my client’s ability to pursue his rights before an employment tribunal or a labour court in France.

I confirm that at the date I gave the advice referred to above there was in force a policy of insurance which covers the risk of a claim by Jan Jensen in respect of any loss arising in consequence of that advice.

Signed	/s/ Nigel Forsyth
Signed	Nigel Forsyth
Firm	Barker Gillette
Address of firm	11-12 Wigmore Place,
London W1U 2LU